UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 17, 2019

EQT CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	001-3551	25-0464690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222

(Address of principal executive offices, including zip code)

(412) 553-5700

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, no par value	EQT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2019, EQT Corporation (the Company) announced that Todd M. James has been appointed to serve as the Company’s Chief Accounting Officer, effective upon his commencement of employment with the Company on November 4, 2019 (the Commencement Date). From and after the Commencement Date, Mr. James will serve as the Company’s principal accounting officer.

Mr. James, age 37, most recently served as Corporate Controller & Chief Accounting Officer of L.B. Foster Company since April 2018. He previously served as Senior Director, Technical Accounting & Financial Reporting at Rice Energy Inc. (Rice Energy) from December 2014 through its acquisition by the Company in November 2017 and at the Company through February 2018. Prior to joining Rice Energy, Mr. James was a Senior Manager, Assurance at PricewaterhouseCoopers LLP, where he worked from August 2005 to November 2014. Mr. James is a certified public accountant and holds a Master’s Degree in Public Accountancy, a Master’s Certificate, Forensic Accounting and Fraud Investigation, and a Bachelor of Science in Accounting from West Virginia University.

Pursuant to the Company’s offer letter dated October 14, 2019 (the Offer Letter), Mr. James will: (i) have an annual base salary of $304,500; (ii) be eligible to participate in the Company’s Short-Term Incentive Plan; (iii) receive a 2019 long-term incentive award of time-based restricted shares having a grant date value of $346,500, which will be governed by the terms of the Company’s 2019 Long-Term Incentive Plan; and (iv) be eligible to participate in the Company’s long-term incentive program (with a long-term incentive target for 2020 equal to $346,500).  The foregoing is a summary of the material terms of the Offer Letter and is subject to and qualified in its entirety by reference to the complete text of the Offer Letter, a copy of which is filed herewith as Exhibit 10.1, and the terms of which are incorporated into this Item 5.02 by reference.

Mr. James is expected to enter into a confidentiality, non-solicitation and non-competition agreement with the Company, the form of which provides for certain restrictive covenants regarding competition and customer and employee solicitation on the part of the executive for a period of twelve months following separation from employment and for severance payments and benefits in the event of a termination of employment by the Company without “cause,” including (i) continuation of the executive’s base salary for a period of twelve months; (ii) a lump sum cash severance payment equal to (x) the average annual incentive earned for the three full years prior to termination (with appropriate accommodations for executives with shorter tenure), plus (y) $25,000; (iii) a lump sum cash payment equal to the monthly COBRA rate for family coverage, multiplied by 12; and (iv) vesting of then-outstanding time- and performance-based equity awards.

Certain immediate family members of Mr. James are party to previously existing leases with the Company for natural gas exploration and production. During the period of January 1, 2018 through the date hereof, pursuant to the terms of these previously existing leases, the Company made royalty payments to these individuals in the aggregate amount of $1.2 million.

Jeffery C. Mitchell, the Company’s current Principal Accounting Officer, will continue to serve in the role of principal accounting officer until the Commencement Date, at which time Mr. Mitchell will transition into the role of Vice President, Internal Audit.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Offer Letter, dated October 14, 2019, by and between EQT Corporation and Todd James.
104.1	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQT CORPORATION

Date: October 17, 2019	By:	/s/ William E. Jordan
	Name:	William E. Jordan
	Title:	Executive Vice President and General Counsel